                                                               EXHIBIT 1(a)(iii)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF

            Van Kampen American Capital Ohio Quality Municipal Trust

            Pursuant to 950 CMR 109.04 of the Massachusetts General Law

            1. The name of the trust is Van Kampen American Capital Ohio Quality Municipal Trust (the "Trust") and its Declaration of Trust was originally filed with the Commonwealth of Massachusetts on July 24, 1991.

            2. Pursuant to this Certificate of Amendment, the name of the Trust will be changes to "Van Kampen Ohio Quality Municipal Trust". To effect this change, Article 1. of the Declaration of Trust is hereby amended to read as follows:

            1. The name of the Trust is: Van Kampen Ohio Quality Municipal Trust ("Trust").

            3. Such name change shall become effective as of the close of business on Friday, August 28, 1998.

            IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed this 6th day of August, 1998

                                            /s/ Wayne W. Whalen
                                            ----------------------------------
                                            Name: Wayne W. Whalen
                                            As Trustee and not individually

                                       29